EXHIBIT 10.79
                          DISTRIBUTION AGREEMENT

     This Distribution Agreement ("AGREEMENT") is entered into as of November 26, 1997 (the "Effective Date") by and between MedImmune, Inc., a Delaware corporation, having its principal place of business at 35 West Watkins Mill Road, Gaithersburg, MD 20878 ("MEDIMMUNE") and Abbott International, Ltd., a Delaware corporation, having its principal place of business at 200 Abbott Park Road, Abbott Park, IL 60064.

                                WITNESSETH

     WHEREAS, the parties hereto desire that ABBOTT engage in the distribution in the TERRITORY (as hereinafter defined) of the PRODUCT (as hereinafter defined); and

     WHEREAS, MEDIMMUNE and ABBOTT desire to set forth in this AGREEMENT the terms and conditions of such distribution.

     NOW, THEREFORE, the parties hereto agree as follow:

1.   DEFINITIONS

1.1  "ABBOTT" shall mean Abbott International, Ltd., and its AFFILIATES.

1.2 "AFFILIATE" shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with a PARTY. Control means ownership or other beneficial interest in fifty percent (50%) or more of the voting stock or other voting interest of a corporation or other business entity. In addition, the following entities are AFFILIATES of ABBOTT: ABBOTT Laboratories (India) Ltd., and ABBOTT Laboratories Nigeria Limited.

1.3 "AGENCY" shall mean any governmental or regulatory authority in the TERRITORY responsible for granting any health or pricing approvals or registrations necessary before any PRODUCT may be marketed in the TERRITORY.

1.4 "CALENDAR QUARTER" shall mean the period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, as the case may be.

1.5 "CONTRACT YEAR" shall mean July 1 of a calendar year through June 30 of the following calendar year.

                                 (PAGE 1)

1.6 "COST OF GOODS" shall mean the fully allocated cost to manufacture PRODUCT determined in a reasonable manner consistent with MEDIMMUNE's normal internal accounting practices and in accordance with generally accepted accounting principles ("GAAP") which includes but is not limited to: (i) direct labor (salaries, wages and employee benefits);
     (ii) direct materials; (iii) operating costs of building and equipment used in connection with the manufacture of PRODUCT, (iv) allocated depreciation and repairs and maintenance; (v) quality and in-process control; (vi) an allocation of overhead costs incurred in connection with the manufacturing of PRODUCT, including: raw material supply and manufacturing administration and management; materials management, storage and handling; and manufacturing and employee training;
     (vii) any charges for obsolescence, out of date product, spoilage, scrap or rework costs; and (viii) the cost of packaging and labeling, if applicable. To the extent that the manufacturing of PRODUCT or any component thereof is performed for MEDIMMUNE by a THIRD PARTY, amounts paid to such THIRD PARTY shall be included in COST OF GOODS.

1.7  "FIRM ORDER" shall have the meaning set forth in Section 5.1

1.8 "MAJOR MARKET" shall mean each of the following countries: United Kingdom, France, Germany, Italy, Spain, Canada and Japan.

1.9 "MARKETING APPROVAL" shall mean all governmental approvals required to market and sell the PRODUCT in any given country of the TERRITORY.

1.10 "NET SALES" shall mean with respect to PRODUCT that sum determined by deducting from the gross amount invoiced for PRODUCT sold for use in the TERRITORY in an arms length transaction to customers who are not AFFILIATES of ABBOTT: (i) transportation charges to the extent included in the billing; (ii) trade, quantity or cash discounts, to the extent allowed; (iii) credits or allowances, if any, given or made on account of price adjustments, or returns, to the extent made; (iv) any and all Federal, state or local government rebates, whether in existence now, or enacted at any time during the term of this AGREEMENT, to the extent made; (v) any tax, excise or other governmental charge upon or measured by the production, sale, transportation, delivery or use of the PRODUCT to the extent separately billed; (vi) a reasonable allowance for bad debt; in each case determined in accordance with ABBOTT's normal internal accounting practices and GAAP.

1.11 "PARTY(IES) shall mean ABBOTT and/or MEDIMMUNE, as the case may be.

1.12 "PRODUCT" shall mean the humanized antibody directed against respiratory syncytial virus ("RSV") and known as MEDI-493
     (palivizumab).
                                 (PAGE 2)
1.13 "SPECIFICATIONS" shall mean, with respect to the PRODUCT, the specifications, test procedures, process descriptions, and other information relating to such PRODUCT. The current SPECIFICATIONS are attached as Schedule A.

1.14 "TERRITORY" shall mean all countries of the world except the United States of America and its territories, possessions and commonwealths.

1.15 "THIRD PARTY" shall mean a party other than ABBOTT, MEDIMMUNE or their AFFILIATES.

1.16 "TRADEMARK" shall mean the trademark(s) for the PRODUCT, owned by ABBOTT, all in accordance with Section 8.

1.17 "UNIT SALE PRICE" shall mean total NET SALES of PRODUCT for a defined period divided by the number of units of PRODUCT included in NET SALES for the defined period. The UNIT SALE PRICE shall be expressed in U.S. Dollars for each type of vial sold.

2.   APPOINTMENT

2.1 (a) MEDIMMUNE hereby appoints ABBOTT as the exclusive distributor of the PRODUCT in the TERRITORY and ABBOTT accepts such appointment.

     (b) ABBOTT agrees that ABBOTT (i) will only sell and distribute PRODUCT in countries of the TERRITORY as to which ABBOTT maintains distribution rights under this AGREEMENT ; (ii) will only sell in the TERRITORY PRODUCT which is purchased from MEDIMMUNE; and (iii) will only sell PRODUCT in the TERRITORY under the TRADEMARK.

2.2 ABBOTT agrees that ABBOTT will not without MEDIMMUNE'S written consent discount the selling price of PRODUCT in order to promote the sales of other products of ABBOTT and that it will conduct all price negotiations in good faith on an arms length basis.

2.3 ABBOTT shall prepare all labeling and packaging for PRODUCT in conformance with regulatory guidelines in each country of the TERRITORY and which shall be satisfactory in form and substance to MEDIMMUNE, which labeling shall clearly indicate that the PRODUCT is being distributed by ABBOTT. ABBOTT shall submit such labeling and packaging for MAJOR MARKET countries to MEDIMMUNE for approval, which approval shall not unreasonably be withheld. MEDIMMUNE shall be deemed to have approved such submitted labeling and packaging unless MEDIMMUNE provides ABBOTT written objection thereto within twenty (20) days after receipt thereof. Upon MEDIMMUNE's reasonable request or if the proposed PRODUCT labeling and packaging for a non-MAJOR MARKET country differs materially from the labeling and packaging previously
                                 (PAGE 3)
      approved by MEDIMMUNE pursuant to this Section 2.3, ABBOTT shall submit the labeling and packaging for such non-MAJOR MARKET country to MEDIMMUNE for approval, which approval shall not unreasonably be withheld. MEDIMMUNE shall be deemed to have approved such submitted labeling and packaging unless MEDIMMUNE provides ABBOTT written objection thereto within twenty (20) days after receipt thereof.

2.4 ABBOTT agrees not to sell PRODUCT through subdistributors without the written consent of MEDIMMUNE, which consent shall not be unreasonably withheld. If such consent is granted, ABBOTT shall remain fully liable and responsible to MEDIMMUNE for the activities of a subdistributor appointed by ABBOTT.
3.   PURCHASE OF PRODUCTS

3.1 (a) Subject to Section 3.4 hereof, MEDIMMUNE shall sell and ABBOTT shall purchase an amount of PRODUCT equal to ABBOTT's requirements in the TERRITORY. ABBOTT shall pay the price for such PRODUCT as set forth in Section 3.2 according to the volume purchased.

     (b) Subject to availability of PRODUCT from MEDIMMUNE, ABBOTT shall maintain sufficient inventories of PRODUCT to enable ABBOTT to effectively satisfy demand for PRODUCT in the TERRITORY.

3.2 (a) The price of PRODUCT shall be the following percentages of NET SALES of PRODUCT sold by ABBOTT or its AFFILIATES:

               (i)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

               (ii) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

     (b)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

3.3 (a) MEDIMMUNE will invoice ABBOTT for PRODUCT shipped and ABBOTT shall pay as follows:

               (i)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                      (A)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                      (B)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                      (C)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

               (ii) The price set forth in Section 3.2 shall be calculated and paid quarterly within forty-five (45) days following the end of each CALENDAR QUARTER with the amount paid under Section 3.3(a)(i) for PRODUCT sold in a CALENDAR QUARTER (on a first in
                                 (PAGE 4)
          first out basis) being credited against the actual amount due under this Section 3.3 (a)(ii) for such CALENDAR QUARTER. In the event that the credit exceeds the amount due for a CALENDAR QUARTER, then such excess amount shall be credited until exhausted against amounts due under this Section 3.3(a)(ii) for subsequent CALENDAR QUARTERS, but only if such excess results from payments which are made based on UNIT SALE PRICE. If at the end of a CONTRACT YEAR a carry over credit exists, then MEDIMMUNE shall promptly pay to ABBOTT an amount equal to such carry over credit. Each such quarterly payment shall be supported by the
          accounting prescribed in Section  3.3(b).   Whenever for the
          purpose of calculating payment, conversion from any foreign currency shall be required, such conversion shall be completed for each month of the CALENDAR QUARTER as follows: (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED), using central bank fixing rates in countries where available and open market rates otherwise.

               (iii) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

               (iv) An example using the formulas set forth in this Section 3.3(a) is attached hereto as Schedule B.

     (b) With each quarterly payment, ABBOTT shall deliver to MEDIMMUNE a full and accurate accounting to include at least the following information:

               (i) Quantity of each PRODUCT sold and/or withdrawn by transaction type (by country) by ABBOTT, and its AFFILIATES and if applicable, it's subdistributors.

               (ii) Total amount invoiced for each PRODUCT (by country) in local currency.

               (iii)Calculation of NET SALES (by country) in local currency.

               (iv) Exchange rates for converting each local currency into U.S. Dollars for each month of the CALENDAR QUARTER.

               (v)  NET SALES in U.S. dollars in each country.

               (vi) Total compensation payable to MEDIMMUNE.

               (vii)Credits taken by ABBOTT pursuant to Section 3.3(a)(ii).

     (c) Within forty five (45) days following each CONTRACT YEAR, ABBOTT shall provide MEDIMMUNE an inventory reconciliation for such CONTRACT
                                 (PAGE 5)
     YEAR.

     (d) ABBOTT shall keep, and shall cause each of its AFFILIATES to keep, and if applicable, its subdistributors, full and accurate books of account containing all particulars that may be necessary for the purpose of calculating all payments payable to MEDIMMUNE. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, for the two (2) years next following the end of the calendar year to which each shall pertain be open for inspection by an independent certified accountant selected by MEDIMMUNE and reasonably acceptable to ABBOTT upon reasonable notice during normal business hours at MEDIMMUNE's expense for the sole purpose of verifying payments or compliance with this AGREEMENT, but in no event more than once in each calendar year. All information and data offered shall be used only for the purpose of verifying payments. In the event that such inspection shall indicate that in any calendar year that the payments which should have been paid by ABBOTT are at least five percent (5%) greater than those which were actually paid by ABBOTT, then ABBOTT shall pay the cost of such inspection. All underpayments are immediately due and payable.

     (e) MEDIMMUNE shall forward all invoices for PRODUCT ordered hereunder to a U.S. location as designated by ABBOTT.

3.4 MEDIMMUNE shall use commercially reasonable efforts to satisfy ABBOTT's requirements for PRODUCT. All PRODUCT shipped to ABBOTT shall be manufactured in accordance with the SPECIFICATIONS.
     MEDIMMUNE shall promptly advise ABBOTT of any proposed or required changes to the SPECIFICATIONS. To the extent such changes require a new or amended Product Registration, as defined herein, MEDIMMUNE and ABBOTT shall cooperate and coordinate the adoption of such changes to the SPECIFICATIONS so as to minimize any disruption of the marketing, promotion and sale of PRODUCT in any country within the TERRITORY. However, MEDIMMUNE's obligation to supply PRODUCT under Section 3.1 hereof shall at all times be subject to the condition that MEDIMMUNE is able to obtain or make a sufficient supply of such PRODUCT for sale both inside and outside of the TERRITORY. In the event that PRODUCT available to MEDIMMUNE is in short supply, MEDIMMUNE shall notify ABBOTT of such shortage as soon as possible. In the event there is a short supply of PRODUCT and MEDIMMUNE cannot supply PRODUCT to ABBOTT in an amount equal to ABBOTT's FIRM ORDER, then MEDIMMUNE shall allocate available PRODUCT to ABBOTT in each month that such a shortfall exists (and in each month thereafter until the shortfall to ABBOTT is remedied) in an amount equal to the product of (i) the amount of available PRODUCT for that month and (ii) a fraction the numerator of which is the aggregate quantity of FIRM ORDERS made by ABBOTT over the subsequent twelve (12) month period including the
                                 (PAGE 6)
     shortfall month and the denominator of which is the sum of (x) the aggregate quantity of FIRM ORDERS made by ABBOTT over the subsequent twelve (12) month period including the shortfall months and (y) the aggregate quantity of PRODUCT over the same twelve (12) month period required by MEDIMMUNE outside the TERRITORY by reference to FIRM ORDERS placed with THIRD PARTY manufacturers for MEDIMMUNE's requirements and the amount to be produced at a MEDIMMUNE facility for MEDIMMUNE's requirements, in each case outside the TERRITORY.

3.5 ABBOTT agrees to use and distribute the PRODUCT only in accordance with the terms, conditions and purposes of this AGREEMENT.

4.   DELIVERY, PAYMENT AND RISK OF LOSS

4.1 (a) All payments under this AGREEMENT shall be remitted in immediately available funds. Unless otherwise agreed between the parties all payments shall be in U.S. Dollars.

     (b) In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day of the month following the date when such payment was due, calculated at the annual rate of the sum of (i) two percent (2%) plus (ii) the prime interest rate quoted by Citibank, N.A., New York, New York, on the date such payment is due, or on the date payment is made, whichever is higher, the interest being compounded on the last day of each calendar month; provided that in no event shall said annual rate exceed the maximum legal interest rate for corporations. Such payment when made shall be accompanied by all interest accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of MEDIMMUNE to any other remedy, legal or equitable, to which MEDIMMUNE may be entitled because of the delinquency of the payment.

4.2 Title to PRODUCT sold hereunder, and risk of loss with respect to such PRODUCT, shall pass to ABBOTT upon delivery of the PRODUCT to a carrier designated by ABBOTT at the place at which PRODUCT is manufactured. ABBOTT shall be responsible for the cost of freight and insurance. Upon the passage of title, MEDIMMUNE's liability with respect to risk of loss shall cease, and ABBOTT shall be the owner of such PRODUCT for all purposes, including, without limitation, the marketing, sale and setting of prices for the PRODUCT sold by ABBOTT to its customers.

4.3 No provision on ABBOTT's purchase order forms which may purport to impose different conditions upon the parties hereto shall modify the terms of this AGREEMENT.

                                 (PAGE 7)
4.4 After the sale of PRODUCT to ABBOTT, ABBOTT shall ship such PRODUCT outside the country in which ABBOTT takes title.

5.   FORECASTS AND ORDERS

5.1 (a) ABBOTT shall provide MEDIMMUNE on the tenth of the last month of each quarter with a three-year product forecast planning horizon. The rolling forecasts are to be broken down to single months. The forecasts within the first year (month 1 through 12) are firm orders
     and cannot be changed.   The forecast for the second year (month 13
     through 24) is a partly binding forecast which means that the forecast can be changed within this period. The forecast can be increased, but is limited to the following restrictions when decreased.

          Month 13 - 15 -- the forecast can be reduced by (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
          Month 16 - 18 -- the forecast can be reduced by (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
          Month 19 - 21 -- the forecast can be reduced by (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
          Month 21 - 24 -- the forecast can be reduced by (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
          The forecast for the third year (month 25 - 36) is a non-binding forecast.

     Notwithstanding the foregoing, MEDIMMUNE shall make every reasonable effort to comply with unplanned changes in FIRM ORDERS, but shall not be held liable for its inability to do so. In each FIRM ORDER for any month, ABBOTT shall state, after consultation with MEDIMMUNE, a reasonable delivery schedule for PRODUCTS to be delivered in that month. With respect to calendar year 1998, the parties shall agree on or before February 15, 1998, upon a FIRM ORDER for that calendar year and the partly binding and non-binding estimates for the following twenty four (24) months.

     (b) Notwithstanding the foregoing, MEDIMMUNE reserves the right to spread the supply of PRODUCT throughout a CONTRACT YEAR

     (c) PRODUCT shall be provided to ABBOTT by MEDIMMUNE and shall be ordered by ABBOTT in 50 mg or 100 mg vials; without labeling or packaging. ABBOTT shall be responsible for the labeling and packaging of PRODUCT, at ABBOTT's sole cost and expense.

     (d) In any month for which ABBOTT places an order, the order shall be no less than 1000 vials of PRODUCT, and MEDIMMUNE shall only be required to deliver PRODUCT to ABBOTT once in each month.
                                 (PAGE 8)
5.2 ABBOTT shall have sixty (60) days from receipt of any delivery of PRODUCT to examine such PRODUCT. ABBOTT shall promptly notify MEDIMMUNE of any defective PRODUCT and shall return to or otherwise dispose of any defective shipments in accordance with MEDIMMUNE'S instructions at MEDIMMUNE'S cost and expense. Subject to Section 3.4 MEDIMMUNE shall provide for replacement delivery within one (1) month from existing production stock of the THIRD PARTY manufacturer, if available, and if not available, within twelve (12) months therefrom. Such replacement shall be ABBOTT's sole and exclusive remedy with respect to defective PRODUCT delivered by MEDIMMUNE hereunder.

6.   DILIGENCE

6.1 MEDIMMUNE shall, as soon as practical after execution of this AGREEMENT provide ABBOTT with all data and information which MEDIMMUNE has in its possession with respect to PRODUCT which is necessary for ABBOTT to obtain appropriate PRODUCT approvals in the TERRITORY, which data and information includes, but is not limited to, the PRODUCT BLA filing with the United States Food and Drug Administration. MEDIMMUNE shall provide ABBOTT reasonable technical assistance and cooperation in connection with ABBOTT's efforts in obtaining regulatory approval of PRODUCT in each MAJOR MARKET.

6.2 At its sole cost and expense, ABBOTT shall exert best efforts to obtain in each MAJOR MARKET all approvals which are required to enable ABBOTT to sell and distribute PRODUCT in each MAJOR MARKET including but not limited to regulatory and pricing approvals. In the event that clinical trial(s) is required to obtain or maintain such approvals in a country(ies) of the TERRITORY, then ABBOTT shall have the right to terminate this AGREEMENT in such country(ies) by written notice to MEDIMMUNE within the following time periods after ABBOTT is notified that clinical trial(s) for PRODUCT is required in such country:

               (i) within thirty (30 ) days if ABBOTT's good faith estimate of the cost to complete such clinical trial is less than (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED);

               (ii) within sixty (60 ) days if ABBOTT's good faith estimate of the cost to complete such clinical trial is greater than (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED);

               (iii)within ninety (90 ) days if ABBOTT's good faith estimate of the cost to complete such clinical trial is greater than (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED);
                                 (PAGE 9)
               (iv) within one hundred twenty (120 ) days if ABBOTT's good faith estimate of the cost to complete such clinical trial is greater than (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED);

          With respect to a country(ies) in the TERRITORY in which this AGREEMENT is terminated pursuant to this Section 6.2, ABBOTT hereby grants to MEDIMMUNE a royalty free license to use any and all technical, clinical and regulatory information, filings and licenses of ABBOTT with respect to such PRODUCT in such country(ies) and ABBOTT shall effect prompt transfer thereof to MEDIMMUNE.

6.3 ABBOTT shall take any and all necessary steps to maintain regulatory and pricing approval for PRODUCT in each country of the TERRITORY in which it is obtained.

6.4 Prior to initiating a clinical trial with respect to PRODUCT, the PARTY who is to conduct such clinical trial shall provide the other PARTY with an opportunity to review the clinical trial proposal and such PARTY shall consider any advice and suggestions of the other PARTY with respect to such clinical trial. In the case of a clinical trial to be conducted by or on behalf of ABBOTT with respect to PRODUCT, such clinical trial shall not be initiated without the written consent of MEDIMMUNE, which consent shall not be unreasonably withheld.

6.5 In the event that, notwithstanding ABBOTT's best efforts, ABBOTT does not achieve the following milestones in the TERRITORY, MEDIMMUNE may, in its sole discretion, convert the exclusive rights granted herein to non-exclusive rights:

               (i)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

6.6 In the event that ABBOTT does not have a significant interest in obtaining regulatory approval of and marketing PRODUCT in any country of the TERRITORY, ABBOTT shall notify MEDIMMUNE. If MEDIMMUNE requests in writing that ABBOTT indicate whether or not ABBOTT has an interest in marketing PRODUCT in a country(ies) of the TERRITORY, within thirty (30) days thereafter ABBOTT shall notify MEDIMMUNE as to whether or not ABBOTT has such an interest. In the event that ABBOTT notifies MEDIMMUNE that it does not have a significant interest in marketing PRODUCT in any country(ies) of the TERRITORY, MEDIMMUNE may terminate ABBOTT's rights in such country(ies) of the TERRITORY, provided that the marketing in such country(ies) does not adversely affect marketing of PRODUCT in a country in which ABBOTT is seeking or has obtained regulatory approval.

                                 (PAGE 10)
6.7  (a)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED):

               (i)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

               (ii) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

               (iii)(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

               (iv) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

          (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED):

               (x)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

               (y)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

               (z)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

     (b)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

6.8 During the term of this AGREEMENT, ABBOTT shall exercise its best efforts to promote the use and sale of PRODUCT in the MAJOR MARKETS of the TERRITORY and in each country of the TERRITORY in which PRODUCT is approved for sale and shall maintain, at its own cost and expense, an adequate sales organization for this purpose. ABBOTT shall keep MEDIMMUNE advised of general market, economic and regulatory developments that may affect the sale of PRODUCT.

7.   PAYMENTS

     In consideration for the clinical and other data provided by MEDIMMUNE in support of regulatory approvals in the TERRITORY, ABBOTT will make the following payments to MEDIMMUNE:

               (i)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED);
               (ii) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED);
               (iii)(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED);
               (iv) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED); and
               (v)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

8.   OTHER RESPONSIBILITIES OF ABBOTT

8.1 In distributing the PRODUCT in the TERRITORY, ABBOTT will comply with all provisions of the laws, rules and regulations applicable in the TERRITORY. ABBOTT shall promptly notify MEDIMMUNE of any changes in such provisions.
                                 (PAGE 11)
8.2 ABBOTT agrees not to export PRODUCT outside the TERRITORY without the express permission of MEDIMMUNE.

8.3 ABBOTT shall supply MEDIMMUNE with a market progress report each CALENDAR QUARTER indicating the quantities of the PRODUCT in inventory and sales of the PRODUCT in each country of the TERRITORY.

8.4 The appointment of ABBOTT hereunder shall not create a joint venture, or any employer-employee relationship or principal-agency relationship, and nothing under this AGREEMENT shall be deemed to authorize ABBOTT to act for, represent, or bind MEDIMMUNE or any of its AFFILIATES.

8.5 (a) During the term of this AGREEMENT, it is contemplated that a PARTY will disclose to the other PARTY proprietary and confidential technology, specifications, technical information and the like which are owned or controlled by a PARTY ("Confidential Information"). The receiving PARTY agrees to retain the disclosing PARTY's Confidential Information in confidence and not to disclose any such Confidential Information to a THIRD PARTY without the prior written consent of the disclosing PARTY and to use the disclosing PARTY's Confidential Information only for the purposes of this AGREEMENT. The obligations of confidentiality will not apply to Confidential Information which:

               (i) was known to the receiving PARTY or generally known to the public prior to its disclosure hereunder;

               (ii) subsequently becomes known to the public by some means other than a breach of this AGREEMENT;

               (iii)is subsequently disclosed to the receiving PARTY by a third party having a lawful right to make such disclosure;

               (iv) is required by law or bona fide legal process to be disclosed provided that the receiving PARTY takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable prior notice to the disclosing PARTY; or

               (v)  is approved for release by the PARTIES.

     (b) Upon termination or expiration of this AGREEMENT, each PARTY shall return to the other PARTY all tangible forms of confidential information furnished by the other PARTY, including all copies thereof and all memoranda of oral disclosure, except that each PARTY may retain one copy in its files to ensure compliance with any legal obligations.
                                 (PAGE 12)
     (c) This Section shall survive until the tenth anniversary of the termination or expiration of this AGREEMENT.

8.6 During the term of this AGREEMENT and for one year thereafter, ABBOTT agrees that neither ABBOTT nor an AFFILIATE of ABBOTT shall research, clinically develop, promote, market or sell directly or indirectly or assist another party in marketing or selling in the TERRITORY any immunoglobulin or antibody product (or antibody derivative) for prevention and/or treatment of respiratory syncytial virus disease.

8.7 ABBOTT agrees to provide MEDIMMUNE with ABBOTT's annual U.S. Dollar sales forecast for PRODUCT to be sold in the TERRITORY for the sole purpose of assisting MEDIMMUNE in its financial planning.

9.   TRADEMARKS, LOGOS AND PATENTS

9.1 ABBOTT shall propose to MEDIMMUNE trademarks for use with the PRODUCT in the TERRITORY, and with the written consent of MEDIMMUNE a proposed trademark(s) shall become the TRADEMARK for the PRODUCT in the TERRITORY.

9.2  The TRADEMARK shall be owned by ABBOTT.

9.3 In the event that ABBOTT's rights to PRODUCT under this AGREEMENT are terminated in any country(ies) of the TERRITORY or this AGREEMENT is terminated for reasons other than MEDIMMUNE's breach of the terms of this AGREEMENT, ABBOTT shall grant to MEDIMMUNE a non-cancellable
     royalty free exclusive license to use the     TRADEMARK with respect
     to PRODUCT in such country(ies) or to all countries of the TERRITORY, respectively, and shall perform all acts and sign and execute any and all papers required to effect such licensing all at no cost or expense to MEDIMMUNE.

9.4 ABBOTT agrees to use the TRADEMARK only with respect to PRODUCT purchased from MEDIMMUNE and only in those countries of the TERRITORY in which ABBOTT retains the right to distribute PRODUCT.

9.5 At its cost and expense, ABBOTT undertakes to comply with all legal requirements pertaining to the TRADEMARK to maintain the TRADEMARK in force at all times, in the TERRITORY in which ABBOTT retains the right to distribute PRODUCT.

9.6 If ABBOTT becomes aware of any infringement of the TRADEMARK within the TERRITORY, ABBOTT shall, at its expense, take such steps as ABBOTT may reasonably determine for the protection of its rights in the TRADEMARK. The commencement, strategies, termination and settlement of any action relating to the validity and/or infringement of such
                                 (PAGE 13)
     TRADEMARK shall be finally decided by ABBOTT.

9.7 (a) The patents in the TERRITORY relating to PRODUCT owned by or licensed to MEDIMMUNE are set forth in attached Schedule C.

     (b) In the event that ABBOTT notifies MEDIMMUNE that ABBOTT believes that a THIRD PARTY is selling a monoclonal antibody against RSV in the TERRITORY which infringes a patent owned by or licensed to MEDIMMUNE and MEDIMMUNE has the right to bring suit under such patent then:

               (i) MEDIMMUNE shall have the first right to bring an infringement action against such THIRD PARTY at its cost and expense and MEDIMMUNE shall retain all amounts recovered in such action; or

               (ii) if MEDIMMUNE does not initiate such action within thirty (30) days of written notice of such infringement from ABBOTT, at the request of ABBOTT, to the extent that MEDIMMUNE has the right to do so, MEDIMMUNE shall initiate an infringement action against such THIRD PARTY at the cost and expense of ABBOTT and ABBOTT shall retain all amounts recovered in such action.

     (c) In any infringement suit instituted by MEDIMMUNE to enforce the patent rights pursuant to this AGREEMENT, ABBOTT shall cooperate fully with MEDIMMUNE.

10.  INDEMNITY

10.1 ABBOTT shall defend, indemnify and hold harmless MEDIMMUNE and its AFFILIATES and their licensors related to the PRODUCT and their respective employees, agents, officers, shareholders and directors and each of them (a "MEDIMMUNE Indemnified Party") from and against any and all THIRD PARTY claims, causes of action, losses, damages and costs (including reasonable attorney's fees) of any nature made or asserted against a MEDIMMUNE Indemnified Party or lawsuits or other proceedings filed or otherwise instituted against a MEDIMMUNE Indemnified Party, in each case by a THIRD PARTY (hereinafter individually and collectively a "Loss(es)") to the extent that such Loss results or arises from clinical trials, testing, sale or use of any PRODUCT which is used or sold by or on behalf of ABBOTT, provided, however, that the foregoing indemnification shall not be applicable to any Loss to a MEDIMMUNE Indemnified Party to the extent that such Loss arises or results from the negligence or willful misconduct of such MEDIMMUNE Indemnified Party or infringement of a patent of a THIRD PARTY as a result of manufacture, use or sale of PRODUCT in the TERRITORY.
                                 (PAGE 14)

10.2 Indemnification by MEDIMMUNE.

     MEDIMMUNE shall defend, indemnify and hold harmless ABBOTT and its AFFILIATES and their respective employees, agents, officers, shareholders and directors and each of them (a "ABBOTT Indemnified Party(ies)") from and against any and all THIRD PARTY claims, causes of action, losses, damages and costs (including reasonable attorney's fees) of any nature made or asserted against a ABBOTT Indemnified Party or lawsuits or other proceedings filed or otherwise instituted against a ABBOTT Indemnified Party, in each case by a THIRD PARTY (hereinafter individually or collectively a "Loss(es)") to the extent that such Loss results or arises from the negligence or willful misconduct of MEDIMMUNE or the infringement of a patent of a THIRD PARTY as a result of ABBOTT's use or sale of PRODUCT in the TERRITORY, except to the extent that such Loss arises from the negligence or willful misconduct of such ABBOTT Indemnified Party.

10.3 Conditions to Indemnification.

     A person or entity that intends to claim indemnification under this
     Section 10 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this
     Section 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 10, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 10. The Indemnitee under this Section 10, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.
                                 (PAGE 15)

11.  CLINICAL TRIALS AND ADVERSE REACTION REPORTING

11.1 Each party hereto shall be responsible for the conduct of clinical trials, including drug monitoring with PRODUCT in its territory and the parties will keep each other informed and share data resulting from such clinical trials.

11.2 In order to guarantee that all applicable regulatory requirements as well as the PARTIES' interests regarding pharmacovigilance of the medicinal products concerned can be met, the PARTIES shall exchange appropriate information. The PARTIES shall make sufficient efforts to promptly establish and adopt sufficient procedures concerning this exchange. These procedures shall be documented in writing as Schedule D to this AGREEMENT.

11.3 Each PARTY agrees to notify the other PARTY as soon as possible of any information it may receive regarding any threatened or pending action by an AGENCY which may affect the safety or efficacy claims of PRODUCT or the continued marketing of such PRODUCT.

11.4 Each PARTY shall promptly notify the other PARTY in writing of any facts relating to the advisability of the recall, destruction or withholding from the market of the PRODUCT anywhere in the world (collectively, "Recall"). If at any time (a) any governmental or regulatory authority in the TERRITORY issues a request, directive or order for a Recall; (b) a court of competent jurisdiction orders a Recall in the TERRITORY; or (c) ABBOTT determines, following consultation with MEDIMMUNE (except in emergency situations in which there is insufficient time for such consultation), that a Recall in the TERRITORY is necessary or advisable, ABBOTT shall take all appropriate corrective actions, at ABBOTT's expense, to effect the Recall and MEDIMMUNE shall provide ABBOTT with such cooperation in connection with the Recall as ABBOTT may reasonably request.

12.  WARRANTIES

12.1 Each party warrants and represents that it has the full right and authority to enter into this AGREEMENT and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it.

12.2 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 12, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.
                                 (PAGE 16)
13.  TERM AND TERMINATION

13.1 This AGREEMENT is effective as of the date first above written and, unless sooner terminated as provided herein, shall continue for as long as ABBOTT is distributing the PRODUCT in the TERRITORY.

13.2 This AGREEMENT may be terminated by either party if:

     (a) (i) the other party fails to observe, perform or otherwise breaches any of its material covenants, agreements or obligations under this AGREEMENT in any material respect and (ii) such failure continues for a period of thirty (30) days after receipt by the other party of notice thereof from the electing party specifying such failure. Following such period, the electing party has ninety (90) days to give notice to the other party of its election to terminate this AGREEMENT; or

     (b) (i) the other party files or institutes bankruptcy, reorganization, liquidation, receivership or similar proceedings under any debt relief laws or fails for more than sixty (60) days to take steps to oppose the initiation of such actions against it.

13.3 Upon the termination of this AGREEMENT for any reason other than for breach of this AGREEMENT by ABBOTT, ABBOTT shall have the right to sell all PRODUCT in inventory at the time of termination. All such sales of PRODUCT shall be subject to the terms of this AGREEMENT, as in effect immediately prior to termination. If this AGREEMENT terminates for any breach by ABBOTT, then MEDIMMUNE may at its discretion buy back all or part of the PRODUCT that remain in the possession of ABBOTT and are in good condition with a reasonable remaining shelf life. All PRODUCT which is not repurchased by MEDIMMUNE within four (4) weeks after termination shall be immediately destroyed by ABBOTT at ABBOTT's expense. Upon termination, ABBOTT shall discontinue use of the TRADEMARK, except in connection with any sale of inventory as provided in this Section.

13.4 The termination of this AGREEMENT shall not affect any outstanding obligations of ABBOTT or MEDIMMUNE hereunder, including but not limited to any payments owed under the provisions of this AGREEMENT while it was in effect and payment for binding and partially binding orders under Section 5.1(a). Any such amount owed to a party shall be paid within thirty (30) days of the termination of this AGREEMENT.
     The provisions of Sections 3.3, 4.1, 5.1(a), 8.5, 8.6, 9.2, 9.3, 9.4,
     Section 10, 13.3, 13.4 and 14.1 shall survive the termination of this AGREEMENT for the longest period permitted by applicable law.

                                 (PAGE 17)
13.5 ABBOTT may obtain PRODUCT registrations, licenses, permits, consents and other approvals required from time to time to distribute and sell the PRODUCTS in a country within the TERRITORY (the "Product Registrations"). Upon termination of this AGREEMENT and at the request of MEDIMMUNE, ABBOTT shall take all necessary or appropriate actions to transfer to MEDIMMUNE or its designee the Product Registrations which ABBOTT obtained in order to import, distribute or sell PRODUCT in a country(ies) within the TERRITORY, to the extent permitted by applicable law and regulation.

14.  MISCELLANEOUS PROVISIONS

14.1 This AGREEMENT shall be governed by and construed in accordance with the laws of State of Maryland without giving effect to its conflict of law rules and regulations.

14.2 The United Nations Convention on the International Sale of Goods shall not apply to this AGREEMENT, nor to any sale of PRODUCT made pursuant to this AGREEMENT.

14.3 This AGREEMENT sets forth the entire agreement and understanding between the parties as to the subject matter thereof and supersedes all prior agreements in this respect. There shall be no amendments or modifications to this AGREEMENT, except by a written document which is signed by both parties.

14.4 The headings in this AGREEMENT have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.5 Any delay in enforcing a party's rights under this AGREEMENT or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this AGREEMENT, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

14.6 In the event any provision of this AGREEMENT should be held invalid, illegal or unenforceable, the remaining provisions shall not be affected or impaired and the parties will use all reasonable efforts to replace the applicable provision within a valid, legal and enforceable provision which insofar as practical implements the purposes hereof.

14.7 Unless agreed upon in writing in advance by the PARTIES, the PARTIES shall not discuss with THIRD PARTIES or originate any publicity, news
                                 (PAGE 18)
     release or other public announcement, written or oral, whether to the public press, stockholders or otherwise, any matters relating to the terms of this AGREEMENT without the prior written consent of the other PARTY except as may be required to obtain the Product Registrations. However, the PARTIES acknowledge and agree that MEDIMMUNE and ABBOTT shall be entitled to comply with the information obligations to the public as set out in the company laws or security laws of the U.S.

14.8 If a dispute or claim arising out of or in connection with this AGREEMENT develops between the PARTIES, the respective appropriate officers of the PARTIES shall negotiate in good faith in an effort to resolve the dispute for a period of thirty (30) days; provided, however, nothing in this Section 14.8 shall prevent either PARTY from seeking equitable relief. The PARTIES may, but are not obligated to, agree to use the alternate dispute resolution procedure set forth in Schedule D.

15.  FORCE MAJEURE

     Neither party shall be liable to the other for any default hereunder, which is not a payment default, which is due to cause beyond the control of the party in default, including but not limited to the actions or inactions of any government agency or instrumentality; breakdown of plant or machinery or shortages of labor, fuel, transportation of materials, fires, floods, earthquakes, war, riots or insurrections. If either party shall seek to rely on Force Majeure it shall give written notice to the other indicating the details of the act which it claims has put due performance of its obligations beyond its control. In addition, the affected party shall exert all reasonable efforts to eliminate or cure any Force Majeure event and to resume performance with all possible speed. In the event this cannot be done within six (6) months, the parties shall either resolve the matter by mutual agreement or terminate this AGREEMENT.

16.  SUCCESSORS

     Subject to Section 17, the rights and obligations included in this AGREEMENT shall be binding upon the parties hereto and their successors and assigns.

17.  ASSIGNMENT

     This AGREEMENT may not be assigned by either party without the consent of the other except MEDIMMUNE may assign this AGREEMENT without consent in the event of a merger, acquisition or transfer of all or substantially all of its business or assets relating to this AGREEMENT.
                                 (PAGE 19)
18.  NOTICES

     Any notice to be given under this AGREEMENT shall be deemed to have been sufficiently given and delivered upon the earlier of (i) when received at the address set forth below or (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid with return receipt requested, addressed to the party to be notified at its address stated below or at such other address as may hereafter be furnished in writing to the notifying party or (iii) on the day when sent by facsimile as confirmed by registered or certified mail. Notices shall be delivered to the respective parties at the addresses set forth below:

To MEDIMMUNE: MEDIMMUNE, Inc.            Copy to: Carella, Byrne, Bain,
              35 West Watkins Mill Road           Gilfillan, Cecchi, Stewart
              Gaithersburg, MD 20878              & Olstein
              ATTN: CEO                           6 Becker Farm Road
                                                  Roseland, New Jersey 07068
                                                  Fax: (201) 994-1744
                                                  ATTN: Elliot M. Olstein, Esq.


To ABBOTT:  ABBOTT International, Ltd.   Copy to: Abbott Laborities
            D-6WP, AP30                           D-364, AP6D
            200 Abbott Park Road                  100 Abbott Park Road
            Abbott Park, IL 60064                 Abbott Park, IL 60064
            Phone: (847) 937-1760                 Phone: (847) 937-8906
            Fax: (847) 938-8325                   Fax: (847) 938-6277
            ATTN: President                       ATTN: General Counsel

19.  PAYMENTS TO BE PAID IN FULL

     To the extent any payments due to MEDIMMUNE under in this AGREEMENT shall be subject to withholding tax, ABBOTT shall be responsible for the payment of and pay such tax without recourse to MEDIMMUNE. ABBOTT shall have the right to reduce payments to MEDIMMUNE by the tax paid on behalf of MEDIMMUNE. To the extent that MEDIMMUNE is unable to recover VAT or a similar tax accrued in a country in connection with its supply of PRODUCT to ABBOTT hereunder, ABBOTT shall assist MEDIMMUNE in recovering such tax.



                                 (PAGE 20)
20.  CURRENCY CALCULATION

     In all cases where calculations or amounts are made or stated in U.S. Dollars, conversion from local currency to U.S. Dollars shall be made as set forth in Section 3.3(B)(ii).


     IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed by their respective representatives hereunto duly authorized as of the day and year first above-written.

ABBOTT INTERNATIONAL, LTD.       MEDIMMUNE, INC.


By:/s/Robert L. Parkinson, Jr.   By:/s/David M. Mott
   Robert L. Parkinson, Jr.         David M. Mott
   President                        President


JOINDER

The undersigned, Abbott Laboratories, an Illinois corporation, hereby joins in the execution of this Distribution Agreement (the "Agreement") for the purpose of obligating itself to the obligations and undertakings of Abbott International, Ltd., as set forth in the Agreement.

ABBOTT LABORATORIES


By:/s/Robert L. Parkinson, Jr.
   Robert L. Parkinson, Jr.
   Senior Vice President

Dated: December 1, 1997








                                 (PAGE 21)
SCHEDULE A
SPECIFICATIONS
(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

SCHEDULE B
PRIOR TO FIRST COMMERCIAL SALES AND COMPLETION OF FIRST CONTRACT YEAR (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

SCHEDULE C
MEDI-493 PATENTS
(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

SCHEDULE D
ADVERSE DRUG REPORTING

Post-marketed Events

            ABBOTT Pharmacovigilance to MEDIMMUNE

                       All serious adverse events originating in the TERRITORY will be faxed by ABBOTT to MEDIMMUNE on an ABBOTT Adverse Event Data Collection form to MEDIMMUNE within five (5) calendar days of ABBOTT awareness.

                       No ABBOTT International Pharmacovigilance assessment of expectedness or causality will be made on these faxed reports.

          MEDIMMUNE to ABBOTT Pharmacovigilance

                       All serious adverse events originating outside the TERRITORY will be faxed on a MEDIMMUNE Adverse Event Data Collection form to ABBOTT Pharmacovigilance within five (5) calendar days' of MEDIMMUNE awareness.

                        No MEDIMMUNE assessment of expectedness or causality will be made on these faxed reports.

Clinical Study Events (both directions)

          To be handled according to the process with spontaneous reports with the following exceptions:
                                 (PAGE 22)

                       Serious clinical study adverse events that involve a death or are life-threatening must be faxed by ABBOTT Pharmacovigilance to MEDIMMUNE within one (1) working day of the ABBOTT awareness date.

                       A summary of any individual 3-Day IND telephone Adverse Event report discussed to the FDA must be faxed to ABBOTT Pharmacovigilance the same day as discussed with the FDA.

        TO ABBOTT:                  Abbott Laboratories
                                    Abbott International
                                    Attn: Manager
                                    Pharmacovigilance
                                    Dept. 6RH, Bldg. AP34
                                    200 Abbott Park Road
                                    Abbott Park, IL USA 60064-3500

                                    Telephone: (847) 938-8351
                                    Facsimile: (847) 938-4886

        TO MEDIMMUNE:               MEDIMMUNE, Inc.
                                    35 West Watkins Mill Road
                                    Gaithersburg, MD 20878
                                    ATTN: CEO


EXHIBIT E
ALTRNATIVE DISPUTE RESOLUTION

     The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this AGREEMENT which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

     If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by
                                 (PAGE 23)
counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen
    (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

        (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

        (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

        (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

        (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest
                                 (PAGE 24)
               preference, or (ii) issue a new list of not less than five
        (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

        (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

        (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

        (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

        (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

    Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

        (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

        (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing
                                 (PAGE 25)
               argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

        (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

        (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

        (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten
    (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

        (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.
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        (b)    If the neutral rules in favor of one party on some issues
        and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information.
    The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.


























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